UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2009

BIOCUREX, INC.
(Exact name of Registrant as specified in its charter)

Texas	0-26947	75-2742601
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7080 River Road, Suite 215
Richmond, British Columbia, Canada		V6X 1X5
(Address Of Principal Executive Office)		(Zip Code)

Registrant's telephone number, including area code: (866) 884-8669

Whispering Oaks International, Inc.
Former name, former address, and former fiscal year, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:	Entry into a Material Definitive Agreement.

     On December 2 2009, the Board of Directors (the “Board”) of BioCurex, Inc. (OTCBB: BOCX) (“we,” “us,” “our,” or the “Company”) ratified an agreement with Pacific BioSciences Research Centre, Inc. (“PBRC”) under which we will pay PBRC fees for research and development and general and administrative expenses. The material terms of the agreement include the following:

•	The balance that we owed to PBRC at September 30, 2009, approximately $390,000, plus all accrued and unpaid interest, will be due and payable on December 31, 2014, unless earlier terminated by us without cause or by PBRC as a result of our breach of our monthly payment obligation, in which instances all amounts due PBRC will become immediately due and payable.
•	The amount due will accrue interest at a rate equal to the prime rate. Interest will be payable monthly.
•	We will pay PBRC monthly for its services in an amount that is equal to all costs incurred by PBRC in connection with services it provides to us (the “Costs”) plus a 15% cost adjustment.
Such Costs will not include any salary paid by PBRC to Dr. Moro-Vidal.
•	To the extent the cost adjustment in any month exceeds $20,834, such excess will reduce the amount owed by us to PBRC.
•	PBRC will not be allowed to provide services to any person or entity other than us unless its average monthly Costs for any three consecutive months are less than its total expense for salaries and consulting fees for that three-month period. However, we will be allowed to use other laboratories together with or in lieu of PBRC. In addition, we will have the right to terminate the agreement with PBRC at any time upon 90 days prior written notice.
•	PBRC has assigned to us all of its right, title and interest in and to all intellectual property developed or to be developed, including, but not limited to, know-how, processes, data and research results and all tangible property relating to RECAF.
•	The initial term of the agreement expires December 31, 2013 and we have the right to extend the agreement for two additional four-year terms.
•	If we terminate the agreement for any reason other than on account of a default by PBRC, then (i) we must pay PBRC a cancellation payment in an amount equal to 15% of the costs incurred by PBRC for the six months preceding such termination, (ii) we must give PBRC a perpetual non-exclusive license to our RECAF technology and (iii) PBRC may thereafter perform services for any person or entity.

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     (e) On December 2 2009, the Board ratified the employment agreements of Dr. Ricardo Moro-Vidal, our chief executive officer, and Dr. Denis Burger, our executive chairman. The following are brief descriptions of the material terms of their respective employment agreements:

      Dr. Ricardo Moro-Vidal’s employment agreement has an effective date of October 1, 2009 and expires December 31, 2013. If we do not renew the employment agreement, we must pay Dr. Moro-Vidal twelve months severance pay. Under the employment agreement, Dr. Moro-Vidal is responsible for performing such duties as assigned to him from time to time by our board of directors. Dr. Moro-Vidal is also required to devote his best efforts to our service throughout the term of the agreement, on a full-time basis except to the extent his services are required by PBRC, which at this time is engaged on an exclusive basis to BioCurex. In return for his services, Dr. Moro-Vidal will receive an initial annual base compensation of $250,000 and reimbursement for all expenses reasonably incurred by him in discharging his duties and is entitled to participate in any applicable benefit plans. We will receive a credit against Dr. Moro-Vidal’s annual base compensation for any “profit” paid to PBRC under our services agreement with PBRC. Dr. Moro-Vidal may also receive a bonus at the discretion of our board of directors. Our employment agreement with Dr. Moro-Vidal may be terminated voluntarily by him upon sixty days written notice. We may terminate the employment agreement upon thirty days written notice, in which event we must pay Dr. Moro-Vidal eighteen months severance pay.

     Dr. Burger’s employment agreement has an effective date of September 15, 2009 and expires December 31, 2013. If we do not renew the employment agreement, we must pay Dr. Burger twelve months severance pay. Under the employment agreement, Dr. Burger is responsible for performing such duties as assigned to him from time to time by our board of directors. Dr. Burger is also required to devote his best efforts to our service throughout the term of the agreement, including devoting at least 40 hours per month to our affairs. In return for his services, Dr. Burger will receive an initial annual base compensation of $100,000 and reimbursement for all expenses reasonably incurred by him in discharging his duties and is entitled to participate in any applicable benefit plans. Dr. Burger may also receive a bonus at the discretion of our board of directors. Our employment agreement with Dr. Burger may be terminated voluntarily by Dr. Burger upon sixty days written notice. We may terminate the employment agreement upon thirty days written notice, in which event we must pay Dr. Burger eighteen months severance pay.

Item 9.01:	Financial Statements and Exhibits.

     (d)   Exhibits.

Exhibit
No.	Description
10.5	Agreement with Pacific BioSciences Research Centre, Inc. (1)

10.6	Employment Agreement with Dr. Ricardo Moro-Vidal (1)

10.7	Employment Agreement with Denis Burger, Ph.D. (1)

(1) Incorporated by reference to the exhibit with the same number filed with our Registration Statement on Form S-1 (SEC File #: 333-162345) on October 5, 2009.

* * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioCurex, Inc.

Dated: December 7, 2009	By:	/s/ Ricardo Moro-Vidal
Dr. Ricardo Moro-Vidal,
President